Exhibit 10.17

JASPER Therapeutics, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each non-employee member of the board of directors (the “Board”) of Jasper Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation for his or her service on the Board as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board (or any committee thereof), to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by advance written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board or the Compensation Committee of the Board (the “Compensation Committee”). This Policy and the compensation to be provided hereunder may be amended, modified or terminated by the Board or the Compensation Committee at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors with respect to such Non-Employee Director’s service on (or on behalf of) the Board or any committee thereof. No Non-Employee Director shall have any rights hereunder, except with respect to the cash compensation and stock options granted pursuant to this Policy. Non-Employee Directors may be eligible to receive discretionary awards granted outside this Policy.

1. Cash Compensation. The following are effective as of January 1, 2023:

(a) Annual Cash Retainers. Each Non-Employee Director shall be eligible to receive an annual cash retainer of $40,000 for service on the Board.

(b) Additional Annual Cash Retainers. In addition, a Non-Employee Director shall receive the following annual cash retainers, if applicable:

(i) Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual cash retainer of $30,000 for such service.

(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee of the Board (the “Audit Committee”) shall receive an additional annual cash retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual cash retainer of $7,500 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual cash retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual cash retainer of $5,000 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall receive an additional annual cash retainer of $8,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual cash retainer of $4,000 for such service.

(v) Research and Development Committee. A Non-Employee Director serving as Chairperson of the Research and Development Committee of the Board (the “R&D Committee”) shall receive an additional annual cash retainer of $11,300 for such service. A Non-Employee Director serving as a member of the R&D Committee (other than the Chairperson) shall receive an additional annual cash retainer of $6,300 for such service.

(c) Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the 30th day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. For avoidance of doubt, if a Non-Employee Director serves on the Board or a committee thereof for less than a full calendar quarter, the annual cash retainers described in Sections 1(a) and 1(b) shall be prorated for the portion of the calendar quarter in which the Non-Employee Director began serving on the Board or a committee thereof, as applicable, such that each Non-Employee Director shall receive annual cash retainers under this Policy only for the periods during which such Non-Employee Director actually serves on the Board or a committee thereof, as applicable. There are no per meeting attendance fees for attending meetings of the Board or any committee thereof.

(d) Revisions. Each of the Board and the Compensation Committee, in its discretion, may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or the Compensation Committee determines to make any such change or revision.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan, as may be amended or restated from time to time, or the Company’s 2024 Equity Incentive Plan (following approval by the Company’s stockholders) and any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”), and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board or the Compensation Committee, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan (as may be amended or restated from time to time, collectively, the “Additional Terms”). All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all stock options granted pursuant to this Policy are subject in all respects to the terms of the Equity Plan and the Additional Terms.

(a) Appointment Awards for New Non-Employee Directors. Commencing April 19, 2024, upon the date an individual first becomes appointed or elected as a Non-Employee Director, such individual shall be automatically, and without further action of the Board or the Compensation Committee, granted a one-time non-statutory stock option to purchase 15,000 shares of voting Common Stock of the Company (“Common Stock”) (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions). The awards described in this Section 2(a) shall be referred to as “Appointment Awards.”

(b) Annual Awards. Commencing April 19, 2024, on the date of each annual meeting of stockholders of the Company (each, an “Annual Meeting”), each individual who is a Non-Employee Director immediately prior to such Annual Meeting and who will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically, and without further action of the Board or the Compensation Committee, granted a non-statutory stock option to purchase 7,500 shares of Common Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions). The awards described in this Section 2(b) shall be referred to as “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall only receive an Appointment Award in connection with such election, and shall not receive any Annual Award on the date of such Annual Meeting.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Appointment Award grant pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(b) above.

(d) Terms of Awards Granted to Non-Employee Directors.

(i) Purchase Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of Common Stock on the date the option is granted.

(ii) Vesting. 25% of the shares subject to each Appointment Award shall vest and become exercisable on the one-year anniversary of the date of grant, with the remaining shares vesting on a monthly basis thereafter over the following 36 months, in each case subject to the Non-Employee Director continuing in service on the Board through and including such vesting date. Each Annual Award shall vest and become exercisable on the one-year anniversary of the date of grant, in each case subject to the Non-Employee Director continuing in service on the Board through and including such vesting date. No portion of an Appointment Award or Annual Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested or exercisable thereafter. All Appointment Awards and Annual Awards held by a Non-Employee Director shall vest in full as of immediately prior to, and contingent upon, the occurrence of a Change in Control (as defined in the Equity Plan), subject to such Non-Employee Director’s continuous service with the Company (or a parent or subsidiary of the Company) through immediately prior to such Change in Control.

(iii) Term. The term of each stock option granted to a Non-Employee Director shall be ten years from the date the option is granted. Upon a Non-Employee Director’s termination of service on the Board for any reason, his or her then-vested stock options to purchase shares of Common Stock granted pursuant to this Policy shall remain exercisable for three months following the termination of his or her service on the Board (or such longer period as the Board may determine in its discretion on or after the date of grant of such stock options).

(iv) Option Award Agreements. Notwithstanding anything to the contrary in this Policy, each Appointment Award and Annual Award shall be subject to the terms and conditions of the Equity Plan and the Additional Terms.

(e) Revisions. Each of the Board and the Compensation Committee, in its discretion, may change and otherwise revise the terms of awards granted under this Policy, including, without limitation, the types of awards, the number of shares, the exercise prices, and vesting schedules, for awards granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.

3. Expense Reimbursement. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to service on the Board or its committees. Each Non-Employee Director also shall be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with the Company’s management. All reimbursements under this Section 3 shall be made in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Last amended on April 19, 2024

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